Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Tel: 650.845.7927

Email: pfrias@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2008 YEAR END FINANCIAL RESULTS AND 2009

FINANCIAL GUIDANCE

Palo Alto, CA, – February 26, 2009 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $0.4 million, or $0.01 per share, for the three months ended December 31, 2008, compared with a net loss of $12.9 million, or $0.25 per share, for the same period in 2007. For the twelve months ended December 31, 2008, Telik reported a net loss of $31.8 million, or $0.60 per share, compared with a net loss of $55.2 million, or $1.05 per share, for the year ended December 31, 2007. The results for the three and twelve months ended December 31, 2008 included an unrealized net gain of $4.6 million and $0.7 million, respectively, due to changes in fair value of investments and related rights. As of December 31, 2008, cash, cash equivalents, restricted cash and investments totaled $63.5 million.

Total research and development expenses (R&D) in the fourth quarter of 2008 were $2.7 million, compared to $8.8 million for the same period in 2007. Total R&D expense for the twelve months ended December 31, 2008, were $24.0 million, compared to $43.0 million for the same period in 2007. The decrease in R&D expenses in fourth quarter and full year 2008, compared to the comparable periods in 2007, was primarily due to a decrease in clinical development expenditures related to TELCYTA.

Total general and administrative expenses (G&A) for the fourth quarter of 2008 were $2.6 million, compared to $4.6 million for the same period in 2007. The decrease in G&A expenses, compared to the same period in 2007, was primarily due to a decrease in personnel related expenses. Total G&A expense for the twelve months ended December 31, 2008, was $10.6 million, compared to $15.9 million for the same period in 2007. The decrease in G&A expenses in 2008, compared to the same period in 2007, was primarily due to a decrease in personnel related expenses and legal expenses.

In February 2009, Telik announced a reorganization to focus resources on its most advanced preclinical and clinical development programs. The reorganization will enable the company to continue development of TELINTRA® and Telik’s two leading preclinical oncology drug candidates: a cytotoxic prodrug, TLK58747, and dual Aurora-VEGFR inhibitor, TLK60404. The company also plans to continue to support the TRAP® technology collaborations.

The company’s lead compound, TELINTRA, is a modified glutathione analog currently being evaluated in two Phase 2 studies for Myelodysplastic Syndrome (MDS) and Chemotherapy Induced Neutropenia (CIN). The company also plans to initiate a Phase 2 Study in Severe Chronic Idiopathic Neutropenia (SCIN) this year. The company will pursue a corporate partnership for the further development and commercialization of TELINTRA.

In the fourth quarter, the top-line results from the ASSIST-5 trial of TELCYTA®, in combination with pegylated liposomal doxorubicin (PDL) versus PDL alone, as second line therapy in platinum refractory, primary or secondary platinum resistant ovarian cancer were announced, and the company plans to present the full data at an upcoming scientific meeting.

Telik also announced its financial guidance for 2009. The company anticipates its 2009 net cash utilization to be in the range of $26.0 million to $28.0 million, with total operating expenses in the range of $28.0 million to $30.0 million of which approximately 65% is expected to be R&D expense and 35% G&A expense. In 2009, Telik will focus its resources on 1) advancing the clinical development of TELINTRA in MDS and CIN, 2) initiating a trial of TELINTRA in SCIN, 3) advancing its two leading preclinical oncology drug candidates: a cytotoxic prodrug, TLK58747, and dual Aurora-VEGFR kinase inhibitor, TLK60404, and 4) supporting TRAP research collaborations, and 5) pursuing corporate partnerships for development of our drug product candidates.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-288-8974 or 612-332-0226. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 985835. The archive will be available from approximately 6:30 p.m. Eastern time on February 26 through March 19, 2009.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding Telik’s financial guidance and expected cash utilization for 2009 and the future development of TELINTRA, TELCYTA, TLK58747 and TLK60404, support of TRAP research collaborations and potential corporate partnerships. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if the further development of TELINTRA, TELCYTA, TLK58747 or TLK60404, including any clinical trial of TELINTRA or TELCYTA, is delayed or unsuccessful, Telik’s business would suffer; Telik’s business would be adversely affected if it is unable to secure partners or raise funding for the continued development of its product candidates; if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated; and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2008. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Operating costs and expenses:
Research and development	$2,701	$8,832	$23,952	$43,032
General and administrative	2,552	4,649	10,560	15,941
Restructuring costs	(3)	—	196	1,356

Total operating costs and expenses	5,250	13,481	34,708	60,329

Loss from operations	(5,250)	(13,481)	(34,708)	(60,329)

Interest and other income (expense), net	4,873	560	2,945	5,114

Net loss	$(377)	$(12,921)	$(31,763)	$(55,215)

Basic and diluted net loss per share	$(0.01)	$(0.25)	$(0.60)	$(1.05)

Weighted average shares used to calculate basic and diluted net loss per share	53,290	52,693	53,177	52,542

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents, investments and restricted investments	$63,469	$93,233

Total assets	75,413	98,528

Stockholders’ equity	62,372	87,319